Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of March 2005

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of March 2005.

Operational Statistics for the month of March 2005 and the comparative figures for the previous month are as follows:-

	March 2005	February 2005
1.CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	86.982 million	86.060 million

• Post-paid Subscribers	44.048 million	43.571 million

• Pre-paid Subscribers	42.934 million	42.489 million

Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	2.715 million	1.793 million

• Post-paid Subscribers	1.204 million	0.727 million

• Pre-paid Subscribers	1.511 million	1.066 million

Aggregated Number of CDMA Cellular Service Subscribers	29.432 million	28.871 million

• Post-paid Subscribers	27.227 million	26.814 million

• Pre-paid Subscribers	2.205 million	2.057 million

Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	1.618 million	1.057 million

• Post-paid Subscribers	1.403 million	0.991 million

• Pre-paid Subscribers	0.215 million	0.066 million

2.INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	2.6339 billion	1.6501 billion

• Domestic Long Distance	2.5890 billion	1.6235 billion

• International, Hong Kong, Macau & Taiwan Long-Distance	0.0449 billion	0.0266 billion

Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	3.5111 billion	2.2123 billion

• Domestic Long Distance	3.4765 billion	2.1900 billion

• International, Hong Kong, Macau & Taiwan Long-Distance	0.0346 billion	0.0223 billion

3.INTERNET SERVICES:

Aggregated Number of Internet Subscribers	10.033 million	11.015 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of February 2005 and March 2005 are aggregated data reported at 24:00 on 28 February 2005 and 31 March 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of March 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 March 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of February and March 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 19 April 2005